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                                                                    EXHIBIT 3.61

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                OHM CORPORATION

                             (An Ohio Corporation)


     FIRST:   The name of the Corporation shall be OHM Corporation.
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     SECOND:  The place in the State of Ohio where the principal office of the
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Corporation will be located is Cincinnati, in Hamilton County, Ohio.

     THIRD:   The purpose of which the Corporation is formed is to engage in any
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lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code, as now in effect or herinafter amended.

     FOURTH:  The authorized number of shares of the Corporation is 1,000, all
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of which shall be common stock with a par value of $0.10 per share.

     FIFTH:   Without derogation from any other power to purchase shares of the
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Corporation, the Corporation by action of its directors may purchase outstanding shares of any class of the Corporation to the extent not prohibited by law.

     SIXTH:   No holder of shares of any class of the Corporation shall, as such
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holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, whether now or hereafter authorized, whether unissued or in the treasury, or to purchase any obligations convertible into shares of any class of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

     SEVENTH: Except as otherwise provided in these Articles of Incorporation
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or the Regulations of the Corporation as they may be amended from time to time, the holders of a majority of the Corporation's outstanding voting shares are authorized to take any action which,
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but for this Article SEVENTH, would require the vote or other action of the holders of more than a majority of such shares, of a particular class of such shares, or of each class of shares.